                                                                    Exhibit 12.1


                                TECO ENERGY, INC.
                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


     The following table sets forth TECO Energy's ratio of earnings to fixed charges for each of the periods shown.

----------------------------------------------------------------------------------------------------------------------------
                                                    6-MONTHS                       YEAR ENDED DECEMBER 31,
                                                      ENDED         --------------------------------------------------------
$ MILLIONS                                       JUNE 30, 2004      2003         2002         2001        2000          1999
----------------------------------------------------------------------------------------------------------------------------
(Loss) income from continuing
     operations, before income taxes               $ (60.9)      $ (149.9)      $ 225.5     $ 258.2     $ 253.7      $ 280.5
Interest expense                                     179.5          359.5         255.3       212.5       180.7        130.1
Less: Capitalized interest                              --          (17.4)        (63.2)      (23.0)       (6.5)          --
Plus:  Amortization of capitalized interest            0.1            1.3           0.3         0.3         0.2           --
Less: (Income) loss from equity investments           (5.9)           0.4          (5.5)       (9.1)       (7.7)        (3.2)
----------------------------------------------------------------------------------------------------------------------------
     Earnings before taxes and
         fixed charges                             $ 112.8       $  193.9       $ 412.4     $ 438.9     $ 420.4      $ 407.4
----------------------------------------------------------------------------------------------------------------------------
Interest expense                                   $ 179.5       $  359.5       $ 255.3     $ 212.5     $ 180.7      $ 130.1
Interest on refunding bonds                           (0.4)          (0.8)         (0.9)       (1.0)       (1.0)        (1.0)
----------------------------------------------------------------------------------------------------------------------------
     Total fixed charges                           $ 179.1       $  358.7       $ 254.4     $ 211.5     $ 179.7      $ 129.1
----------------------------------------------------------------------------------------------------------------------------
Ratio of earnings to fixed charges                      --(1)          --(2)      1.62x       2.08x        2.34x       3.16x
============================================================================================================================

(1) Earnings were insufficient to cover fixed charges by $66.3 million. The ratio was 0.63x.

(2) Earnings were insufficient to cover fixed charges by $164.8 million. The ratio was 0.54x.